News Release

November 24, 2004

For Release:      Immediately
Contact: Denise D. VanBuren, (845) 471-8323

                 CH Energy Group Names Executive Vice President

(Poughkeepsie, NY) The Board of Directors of CH Energy Group, Inc. (NYSE: CHG) has appointed Joseph J. DeVirgilio, Jr. to the position of Executive Vice President of Corporate Services and Administration, effective January 1, 2005. DeVirgilio, who will hold the same duties and title within wholly owned subsidiary Central Hudson Gas & Electric Corporation, had previously served as Senior Vice President of CH Energy Group since February 2003 and has had responsibility for Corporate Services within the utility since 1998.
         "Joe's a versatile executive who gets things done. He's able to solve problems and realize opportunities. His success in managing diverse responsibilities within many aspects of our business earned him this appointment as Executive Vice President," said Chairman of the Board, President and Chief Executive Officer Steven V. Lant. DeVirgilio's responsibilities include executive oversight of CH Energy Group's fuel delivery business units, as well as corporate-wide executive oversight of Information Technology, Security, Transportation, Facilities, Human Resources, Marketing and Corporate Communications.
         A resident of the City of Poughkeepsie, DeVirgilio, age 52, was hired by Central Hudson Gas & Electric Corporation in 1973 as a junior engineer. He was promoted to positions of increasing responsibility and was appointed an officer on April 1, 1990, and a senior vice president in 1998. A Professional Engineer in the State of New York, DeVirgilio earned his bachelor's degree in Electrical Engineering from Stevens Institute for Technology and his master's degree in Electric Power Engineering from Rensselaer Polytechnic Institute.